UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2010

VALENCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20028 (Commission File Number)	77-0214673 (IRS Employer Identification Number)

12303 Technology Boulevard, Suite 950 Austin, Texas 78727 (Address of principal executive offices)

(512) 527-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Failure to Satisfy Continued Listing Rule or Standard (Minimum Bid Price Requirement)

On June 29, 2010, Valence Technology, Inc. (the “Company”) received written notice from The NASDAQ Stock Market indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2).  The notice has no effect on the listing of the Company’s common stock at this time, and its common stock will continue to trade on the NASDAQ Capital Market under the symbol “VLNC.”

The Company will be provided 180 calendar days, or until December 27, 2010, to regain compliance.  To regain compliance, the bid price of the Company’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the stated 180-day period.  If the Company is not in compliance by December 27, 2010, the Company may be afforded a second 180 calendar day grace period if it meets the NASDAQ Capital Market initial listing criteria (except for the minimum bid price requirement), as set forth in Listing Rule 5810(c)(3)(A).  If it otherwise meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, the Company’s common stock will be subject to delisting from the NASDAQ Capital Market.  The Company would then be entitled to appeal the NASDAQ Staff’s determination to a NASDAQ Listing Qualifications Panel and request a hearing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENCE TECHNOLOGY, INC.

Dated: July 2, 2010	By:	/s/ Roger Williams
Roger Williams
Vice President, General Counsel and Assistant Secretary